North West Tajik license area granted to Manas

MANAS Petroleum Corp. (MNAP.OB)
Baar, Switzerland, August 10, 2009.

Manas Petroleum Corporation announces that its 90% owned subsidiary, Somon Oil was granted the Tajik “North-West” petroleum license which covers 2492 km2 (615 784 acre) of exploration area. The license entitles for 7 years of exploration. In case of discovery Somon Oil has an exclusive right on the discovered field.

The license area is located in the north part of the Sugd region, and is bordering with Uzbekistan and the Uzbek pipeline network. In the south-west the license area is adjacent with Somon Oils western license areas Novobod and Obchai-Kalacha. All producing fields of North Tajikistan are located less than 20 KM south. Existing exploration data within the North-West license area contain 6 wells and 1100 km of 2-D seismic which was acquired during Soviet exploration campaigns between 1964 and 1992.

Somon Oil targets large four-way closure prospects in the North-West license area at a depth of 3,5-4,5 km. The under thrust four way closure prospects in the North part are in the same geological setting as the giant Minbulag field which is located across the border in Uzbekistan. The Minbulag field is the largest oil field within Fergana basin. The stratigraphy, lithology, reservoirs and seal of the North-West area are identical to other parts of Fergana basin. Oil shows in uranium exploration wells (1950s) which penetrate reservoir beds in the upper thrust sheet proves oil generation and migration in the area.

The 7 years work program contains 400 KM of 2-D seismic, 100 KM2 of 3-D seismic and 2 deep wells.

Financing for the exploration up to discovery is secured by the existing option farmout to Santos.

Disclaimer:

This press release contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management's plans and objectives for future operations. In some cases you can identify forward-looking statements by the use of terminology such as "may", "should", "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy", or words of similar meaning. Forward-looking statements in this press release include statements about the Company’s expectations that Somon Oil find four-way closure structures in underthrust positions in the same tectonic area as the Minbulag field north-eastward, and that the exploration program will be financed in its entirety through the existing option farmout to Santos International. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks inherent in our industry, the poor capital markets and other risks identified by us in our periodic filings on EDGAR (which can be viewed at www.sec.gov). Any of these risks could cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this press release. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact:

Tatjana Rosenast

Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone:       +41 44 718 1030
Fax:             +41 44 718 1039
Email:          info@manaspete.com
Web:          www.manaspete.com